EXHIBIT 8.24

AMENDED AND RESTATED

GROUP INSURANCE TRUST AGREEMENT

This Amended and Restated Group Insurance Trust Agreement (this “Agreement”) is made and entered into by and between Kemper Investors Life Insurance Company, an Illinois domiciled life insurance company, (the “Settlor”), and Wilmington Trust Company, a Delaware Banking Corporation (“Trustee”), as follows:

WHEREAS, the Settlor and the Trustee entered into that certain Group Insurance Trust Agreement, dated October 10, 2004, whereunder they established the “Single Premium Deferred Annuity Group Trust” (the “Trust”) and designated the group eligible to participate in the insurance plans of the Trust; and

WHEREAS, the Settlor desires to rename the Trust and to expand the groups eligible to participate in the insurance plans of the Trust to include those groups described in the Eligible Groups Addendum attached to this Agreement and made a part hereof, and to maintain the Trust to facilitate same; and

WHEREAS, the Settlor and the Trustee intend that this Amended and Restated Group Insurance Trust Agreement shall entirely replace the aforesaid Group Insurance Trust Agreement dated October 10, 2004; and

WHEREAS, the Trustee has consented to serve as Trustee of this Trust.

NOW, THEREFORE, the parties agree as follows:

Section 1. Name, Situs and Construction of the Trust

The Trust hereby created shall be known as the Kemper Investors Group Insurance Products Trust. The Trust established hereby is created and accepted in the State of Delaware and shall be governed by and construed in accordance with the laws of the State of Delaware. If any portion of this Agreement shall be held by a court of competent jurisdiction to be illegal or unenforceable, such determinations shall affect only such provision and all other provisions of this Agreement shall be construed and interpreted in such a manner as to give effect to the intention of the parties hereto, as evidenced by the terms of this Agreement taken as a whole. Whenever the context shall so require, all singular words herein shall include the plural and all plural words shall include the singular.

Section 2. Definition of Terms

“Administrator” means a person or an organization appointed by the Settlor and/or the Insurer to act on its behalf.

“Certificate(s)” means the document evidencing coverage, issued by an Insurer to an Owner, pursuant to a Group Contract issued to the Trustee under this Agreement by an Insurer.

“Eligible Group(s)” means the defined group(s) shown in the Eligible Group Addendum.

“Group Contract(s)” means one or more policies of life insurance or annuity contracts issued to the Trust, under which one or more Certificates will be issued to individual members of the group(s) who have applied for, and paid premium in connection with, a Certificate.

“Insurer” means any insurance company issuing a Group Contract (and the Certificate(s) thereunder) of life insurance or annuities to the Trustee of the Trust.

“Owner(s)” means any person who owns one or more of the Certificates issued under the Group Contract(s) held by the Trustee under this Agreement.

“Settlor” means Kemper Investors Life Insurance Company.

“Trust” means, unless the context indicates otherwise, the Kemper Investors Group Insurance Products Trust hereby established.

“Trustee” means the Trustee herein designated or any successor designated as provided herein.

Section 3. Administration

The Trust hereby established shall be administered in accordance with and governed by the relevant rules, regulations and statutes of the State of Delaware now in effect and as hereafter amended and enacted. Neither the Trustee nor any Administrator shall incur any liability as a result of adherence to applicable rules, regulations and statutes, notwithstanding that same may be contrary to or inconsistent with the terms hereof.

The Administrator shall be responsible for the selection of each Certificate and the administration of all matters with respect to the Trust which are not expressly reserved to the Trustee by the specific provisions of this Agreement. In addition, the Administrator shall have the specific rights and responsibilities set forth in Section 7 hereof. In no event shall administration of the Trust be deemed to include responsibility for administration of the Certificates issued to the Trust as explained in greater detail in Section 7 hereof.

Section 4. Trustee

The sole responsibility of the Trustee hereunder shall be to serve as the holder of each Group Contract issued under this Trust. The Trustee is empowered to take such actions as are required or reasonably necessary to fulfill that responsibility as set forth in this Section, subject to the following:

(a)	The Trustee shall not be responsible for determining the appropriateness of any Certificate, collecting, accounting for or forwarding any premium payments, administering the operations of the Trust, determining or paying any benefits payable under a Certificate, or exercising any rights or performing any responsibilities delegated to the Administrator or the Insurers by the provisions of this Agreement, even though the Administrator or Insurers may fail or refuse to discharge those responsibilities delegated to them hereunder. The Trustee assumes and shall have no responsibility or liability based on a Certificate or the administration of benefits thereunder. The Trustee shall not be deemed to be a guarantor of the solvency of any Insurer of a Certificate or be liable for the failure, refusal or inability of any issuer of a Certificate to make any payment or payments required by the Certificate.

(b)	The Trustee shall execute any and all documents approved by the Administrator which are reasonably required in connection with the acquisition, maintenance, modification or termination of a Group Contract, provided that such documents do not increase the liability or responsibilities of the Trustee hereunder.

(c)	Any written notices of any kind received by the Trustee in connection with its service as Trustee under this Agreement shall be immediately forwarded by the Trustee to the Administrator.

(d)

The Trustee need not exercise any right or perform any responsibility that the Trustee may have as holder of a Group Contract without the prior written approval of the Administrator. Notwithstanding any provision contained herein to the contrary, the Administrator and the Settlor, jointly and severally, shall defend, indemnify and hold the Trustee, including its officers, directors, and employees harmless from any and all claims and liabilities, including attorney fees, which may be incurred by it as a result of its acceptance of or action or inaction pursuant to the terms of the Trust Agreement. Such indemnification shall survive the Trustee’s resignation or removal, or the termination of this Agreement until extinguished by an applicable statute of limitations. The Trustee shall have the right to require, and upon request the Administrator shall provide, any and all information in the possession or control of the Administrator that the Trustee may reasonably require in connection with the exercise of its rights or the performance of its responsibilities hereunder.

(e)	The Trustee shall not be required to expend any of its own funds relative to printing, mailing, or other such costs in connection with the administration of the Trust or any marketing activity thereunder.

(f)	The Trustee shall not be liable for the payment of any insurance or annuity premiums, it being intended that all premiums will be paid by the Owners, directly to the applicable Insurer or the Insurer’s designee.

(g)	In the event that any Group Contract shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court, affecting the property deposited under this Agreement, the Trustee is expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, when it is advised by legal counsel of its own choosing that it is binding upon it, whether with or without jurisdiction, and in the event that the Trustee obeys or complies with any such writ, order or decree, it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 5. Compensation of Trustee

For its service as Trustee hereunder, the Administrator shall pay the Trustee reasonable compensation per Exhibit A, such exhibit being attached hereto and made a part hereof. In the event the Administrator fails or refuses to pay the Trustee such compensation within a reasonable period following the Trustee’s request therefore, Settlor, upon Trustee’s request, shall pay the Trustee’s compensation per Exhibit A.

Section 6. Resignation or Removal of the Trustee

The Trustee may resign at any time upon 60 days prior written notice to the Settlor, unless the Settlor shall accept as adequate a shorter period of notice. Upon the resignation of the Trustee under circumstances in which the Trust will continue, the Settlor shall appoint a successor Trustee. The Settlor may remove the Trustee at any time, with or without cause, upon written notice to the Trustee stating the effective date of such removal, which date shall not be earlier than the date of delivery of such notice. Upon the removal of the Trustee under circumstances in which the Trust will continue, such notice of removal shall designate a successor Trustee. If the Settlor fails to appoint a successor Trustee prior to the effective date of the Trustee’s resignation or removal and at least one Group Contract remains in effect, the Trustee shall have no further right or responsibility hereunder except that the Trustee shall request that the Insurer of such Group Contract designate a successor Trustee and shall immediately surrender each Group Contract to a successor Trustee designated by a majority of such Insurers. If such Insurer or Insurers decline or fail to designate a successor Trustee within five days of the Trustee’s request, the Trustee shall surrender each Group Contract to a successor Trustee designated by the Director of Insurance of the State of Delaware. Any individual, or any corporation or association legally empowered to exercise Trust powers, having a business officer in the State of Delaware, shall be eligible to be appointed a successor Trustee. Upon the resignation or removal of a Trustee, unless the Trust then terminates, such Trustee shall assign, transfer, convey and deliver to the successor Trustee all of its interest in each Group Contract and such other Trust property as is then in its possession or control, and shall thereupon be fully released and discharged from any further obligations and liabilities hereunder, and the successor Trustee shall succeed to and be vested with all the rights and responsibilities of the Trustee hereunder. Any party who becomes a successor to a Trustee through sale or transfer of its business, consolidation, merger, or other corporate reorganization, shall automatically become a successor Trustee and shall succeed to all right, title, and interest of the prior Trustee and shall succeed to and be vested with all of the rights and responsibilities of the Trustee hereunder.

Section 7. Rights and Responsibilities of the Administrator

The Administrator shall perform all administrative and other responsibilities with respect to the Trust that are not expressly designated as responsibilities of the Trustee under Section 4 or reserved to the Insurers hereof as stated below. Those responsibilities shall include, but shall not be limited to, the following:

(a)	The Administrator shall bear all expenses incurred by the Administrator or the Trustee in connection with the establishment, administration, amendment and termination of the Trust.

(b)	The Administrator shall be responsible for construing the provisions of this Agreement, and in doing so may take any and all actions necessary to correct any defect, supply any omission or reconcile any inconsistency in such a manner and to such extent as it shall deem necessary or advisable to carry out the purposes hereof.

(c)	The Administrator shall perform such other responsibilities and shall exercise such other rights as shall be reasonably necessary to effectuate the purpose of the Trust.

Notwithstanding any provision contained herein to the contrary, each Insurer shall retain the full responsibility for the administration, marketing and solicitation of its Group Contracts and the Certificates thereunder except as an Insurer may otherwise delegate or agree under separate contract. The Administrator herein shall have no responsibility for collecting, accounting for or forwarding any premium payments, determining or paying any benefits under a Group Contract and/or Certificate, or exercising any rights or performing any responsibilities delegated to the Administrator or the Insurers by the provisions of this Agreement, even though the Insurers may fail or refuse to discharge those responsibilities. The Administrator assumes and shall have no responsibility or liability based on a Group Contract and/or the Certificates thereunder or the administration of benefits thereunder. The Administrator shall not be deemed to be a guarantor of the solvency of any Insurer of a Group Contract or Certificate thereunder or be liable for the failure, refusal or inability of any Insurer of a Group Contract or Certificate thereunder to make any payment or payments required by the Group Contract and/or Certificate.

The Settlor may, at any time, appoint another organization to serve as Administrator hereunder upon written notice to the Trustee. Where the Administrator is some entity other than the Settlor or a subsidiary or affiliate of the Settlor, the Settlor must give at least 30 days advance written notice to the Administrator and Trustee for the appointment to become effective.

The Administrator shall not sell, assign or otherwise transfer its rights and responsibilities hereunder to or otherwise transfer its rights and responsibilities hereunder to any third party without the prior written consent of the Trustee and Settlor.

Section 8. Amendments

This Agreement may be amended at any time by a written amendment executed by the Trustee and Settlor. No notice of an amendment hereto need be given any Insurer or Owner unless such amendment may have a material adverse impact on one or both of them, in which event written notice of the fact and substance of such amendment shall be given by the Administrator to each such Insurer or Owner so impacted.

Section 9. Termination of Trust

The Settlor may terminate this Trust in its entirety by written notice to the Trustee, the Administrator, and every then current Insurer of the Trust. Such notice shall state that the Settlor has elected to declare the Trust terminated effective as of a specific date, which date shall be the end of the calendar month not less than 30 days after the date of the mailing of such notice. If the Settlor terminates the Trust in such manner, then on the specified termination date the participation of all Insurers hereunder shall cease, no person not then an Owner under a Certificate shall become an Owner under such Certificate, and the Trustee (a) shall deliver each continuing Group Contract to the Trustee of a successor Trust established by the issuer thereof, and the rights of the Owners under each such Certificate shall be determined solely by the terms of the respective Certificates and of the successor Trusts, and (b) shall surrender each terminating or converting Group Contract to the Insurer for cancellation.

Section 10. Third Parties

No Insurer issuing a Group Contract and/or Certificate shall be deemed to become a party to this Agreement or shall be liable or responsible for the performance of the terms or conditions hereof by the Trustee or the Administrator. The responsibility of such Insurer shall be limited to the terms and conditions of each Group Contract and Certificate it issues. Each such Insurer may take any action with respect to a Group Contract and/or Certificate it deems appropriate in the ordinary course of its business, without determining whether such action is in accordance with the terms of this Agreement. Any right to an insurance benefit provided by a Group Contract and/or Certificate shall exist. only to the extent such benefit is provided by the terms and conditions of the Group Contract and/or Certificate. The Settlor, Administrator, Trustee and Insureds shall have no liability to any third party by reason of the establishment, administration, amendment and termination of the Trust.

Section 11. Notices

Any notice required or permitted to be given by this Agreement or by any applicable law or regulation shall be effective if delivered in person or sent by United States mail, postage prepaid and addressed to the parties as shown below. However, when the Settlor and Administrator are the same party, any notice required or permitted to be given to both the Settlor and Administrator may be given in a single notice at the address and attention of the Settlor.

To the Trustee:	To the Settlor:

Wilmington Trust Company	Kemper Investors Life Insurance Company
Attn: Margaret Pulgini	Attn: Diane C. Davis, President
1100 North Market Street	15375 SE 30th Place, Suite 310
Rodney Square North	Bellevue, WA 98007
Wilmington, DE 19890-1625	Telephone: 425-577-5113
Telephone: 302-636-6450	Fax: 425-643-8132
Fax: 302-636-4149
With a copy to: Kemper Investors Life Insurance Company Attn: General Counsel 15375 SE 30th Place, Suite 310 Bellevue, WA 98007 Telephone: 425-577-5145 Fax: 425-643-2418

To the Administrator:

Kemper Investors Life Insurance Company

Attn: Susan Pees

15375 SE 30th Place, Suite 310

Bellevue, WA 98007

Telephone: 425-577-5135

Fax: 425-643-8132

With a copy to:

Kemper Investors Life Insurance Company

Attn: General Counsel

15375 SE 30th Place, Suite 310

Bellevue, WA 98007

Telephone: 425-577-5145

Fax: 425-643-2418

This Agreement may be executed in as many counterparts (duplicates and reproductions of the original) as may be necessary and required to accomplish the purposes of this Agreement, each of which shall be deemed to be an original, but all of which together at any given time shall constitute one and the same instrument for all purposes.

SETTLOR:

KEMPER INVESTORS LIFE INSURANCE COMPANY	ATTEST:

By: /s/ Diane C. Davis	By: M. Douglas Close

Title: President & COO	Title: Vice President

TRUSTEE:

WILMINGTON TRUST COMPANY not in its Individual capacity but as Trustee	ATTEST:

By: /s/ David B. Young	By: /s/ Sally M. Molina

David B. Young Title: Assistant Vice President	Sally M. Molina Title: Authorized Signer

ADMINISTRATOR APPOINTMENT AND ACCEPTANCE: The Settlor hereby appoints                                                                               as Administrator of this                                                                                       , effective as of the date and year written above. By its witnessed signature below,                                                                                            provides its authorized consent to and acceptance of the appointment as of said effective date and agrees to perform and be bound by the terms and conditions of this Agreement.

ADMINISTRATOR:

KEMPER INVESTORS LIFE INSURANCE COMPANY	ATTEST:

By: Diane C. Davis	By: M. Douglas Close

Title: President & CEO	Title: Vice President

ELIGIBLE GROUPS ADDENDUM

This Eligible Groups Addendum (this “Addendum”) is made part of the Trust Agreement. As applicable, Group Contracts will be issued to the Trustee for each of the Eligible Groups described in this Addendum.

As used in this Addendum, the term “Insured” refers to the member, employee, customer or other term used to describe a person eligible as an Owner. When the Group Contract and/or Certificate provides for dependent coverage, the Owner may include his or her eligible dependents according to the terms and conditions of the relevant Group Contract and/or Certificate.

SINGLE PREMIMUM DEFERRED ANNUITY GROUP

An eligible member of this group means any person who, at the time the person applies for coverage under a Certificate issued to the Trustee, seeks to purchase annuity to fulfill their financial and/or estate planning needs.

GLOBAL ADVANTAGE SERIES VARIABLE ANNUITY GROUP

An eligible member of this group means any person who, at the time the person applies for coverage under a Certificate issued under the Group Contract, seeks to purchase a Global Advantage Series variable annuity contract to fulfill their financial and/or estate planning needs.

EXHIBIT A

COMPENSATION OF TRUSTEE

The Administrator shall pay Trustee a setup and first year fee of $2,500.00 upon the establishment of the Trust, and a $2,500.00 annual service fee for every year thereafter until terminated.